UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 7, 2006
Crowley Maritime Corporation
(Exact name of registrant as specified in its charter)

Delaware		94-3148464
(State or other jurisdiction of incorporation or organization)	000-49717 (Commission File Number)	(IRS Employer Identification No.)

155 Grand Avenue, Oakland, California		94612
(Address of principal executive offices)		(Zip Code)
(510) 251-7500
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
SIGNATURES

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review
On April 7, 2006, management of the Company, after discussing the matter with the Audit Committee, concluded that the consolidated financial statements for the years ended December 31, 2005, 2004 and 2003 and the interim periods ended March 31, 2005, June 30, 2005 and September 30, 2005 should be restated to correct the classification of dry-docking costs within the Consolidated Statements of Cash Flows to provide a consistent presentation with evolving industry practice. Accordingly, the Company’s consolidated financial statements for such periods, as well as any related reports of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, should no longer be relied upon.
This restatement resulted from a recent review by the Company of its presentation of cash flows in response to a comment received from the staff of the Securities and Exchange Commission during a review of the Company’s filings.
The significant effects of the restatement are as follows:

	For the years ended December 31,
	2005	2004	2003
		(in thousands)
Net cash from continuing operations provided by operating activities:

As previously reported	$123,990	$75,480	$60,797
Dry-docking costs	(8,687)	(11,816)	(30,366)

As restated	$115,303	$63,664	$30,431

Net cash from continuing operations used in investing activities:

As previously reported	$(206,956)	$(25,712)	$(32,561)
Dry-docking costs	8,687	11,816	30,366

As restated	$(198,269)	$(13,896)	$(2,195)

The Company will amend its consolidated financial statements for the years ended December 31, 2005, 2004 and 2003 and intends to file its Annual Report on Form 10-K/A as soon as practicable. The Company intends to prospectively restate its interim financial statements for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005 in its 2006 interim filings.
The Audit Committee and the management of the Company have discussed the matter disclosed in this Current Report on Form 8-K with its independent registered public accountants, Deloitte & Touche LLP.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWLEY MARITIME CORPORATION

Dated: April 13, 2006	/s/	John C. Calvin

John C. Calvin
Senior Vice President and Controller

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